May 22, 2000



eConnect
Thomas S. Hughes
Chairman and CEO
2500 Via Cabrillo Marina, Suite 112
San Pedro, CA 90731

     Re:  Letter of Intent With Respect to Proposed Purchase of
Shares of National Data Funding Corporation.

Dear Mr. Hughes:

     This will confirm our understanding that eConnect (Buyer) is prepared to purchase all outstanding shares of National Data Funding Corporation (NFDC) from the current shareholders (Seller). The purpose of this letter of intent is to summarize the basic terms and conditions upon which Buyer will commit to a binding agreement.

     1. Assets. Buyer will purchase from Sellers all of the shares of NDFC held by the Sellers.
2. Purchase Price. Buyer shall pay to Sellers tem million dollars ($10,000,000.00) and tem million (10,000,000) shares of eConnect, Section 144 stock, the total of both money and shares being the "Purchase Price", in consideration for all classes of Seller's authorized, issued and unissued shares of stock.
3. Allocation of Purchase Price. The Purchase Price (as defined in Paragraph 2, above) shall be allocated to NDFC's shareholders of record as of the Day of Closing ("Day of Closing" means the date forty-five business (45) days following the signing of this "Letter of Intent", or the next business day, if that date is a non-business day) in an amount equal to their respective equity interest in NDFC. (Example: Shareholder of record on Day of Closing owns 2% of Seller. That shareholders will receive 2% of the Purchase Price as deifned in Paragraph 2 above).
4. Terms of Payment. The purchase price shall be paid at the Closing in the following manner:

     a) Deliver of a certified, cashier's or other check acceptable to Sellers in the amount of $10,000,000.00;

     b) Delivery of ten million (10,000,000) Section 144 shares of eConnect stock. "Delivery" means to have those said shares transferred into the name of the Seller on the Day of Closing, or the business day immediately following said date, if the Day of Closing is a non-business day.

     5. Title. Title to the shares shall be conveyed free and clear of all encumbrances.
6. Due Diligence Period. On execution of this Letter of Intent by Buyer, Buyer and Sellers shall both have a period of forty-five business (45) days (the "Due Diligence Period") respectively. At the commencement of the Due Diligence Period, the parties shall provide the other and their agents, contractors, consultants or advisors ("Agents") with reasonable access to all of the books and records of the businesses. If
Buyer of Sellers determine that the Assets and Liabilities are not satisfactory and as expected, each party shall have the right, at their election, to terminate the purchase agreement by written notice to the other given on or prior to the expiration of the Due Diligence Period. In the event of such a termination, neither Sellers nor Buyer shall have further obligations under the purchase agreement except as provided in Paragraph 17 below.
7. Representations and Warranties. The documentation relating to the purchase of the Shares by Buyer shall contain customary representations and warranties of Sellers including by not limited to the following:

     a)   Sellers have good and marketable title to the Shares.
b) NDFC has good and marketable title to its business assets including cash, name patents, intangibles, equipment, inventory, fixtures, real property, leasehold improvements, goods, receivables and instruments (referred to collectively in this letter as the "Assets"), and all of the trademarks, licenses, patents and copyrights necessary for the conduct of the business.
c) There is no pending litigation against NDFC except as will be fully disclosed prior to close of escrow.
d) NDFC has prepared and filed all federal, state and local income, withholding, sales, real property, personal property and other tax returns and has paid all required taxes.
e) NDFC is in compliance with applicable laws the violation of which would have a material adverse affect on NDFC's operations or financial condition. Without limitation on the foregoing, NDFC has complied with all laws regulating the discharge and disposal of hazardous waste.
f) NDFC's real property included in the Assets and all leased premises are adequate for the present operations of NDFC and, as presently used by NDFC, comply with all zoning and land use laws and do not contain any hazardous wastes below the ground surface.
g) NDFC is in compliance will all governmental licenses and permits necessary for the operation of its business, the absence of which or the noncompliance with which would have a material adverse affect on the operations or financial condition of NDFC.
h) NDFC maintains appropriate insurance policies relating to the Assets and the conduct of its business.
i) NDFC's financial statements as delivered to Buyer are true and correct and there has been no adverse change in the business of NDFC since the date of such financial statements to the Closing.
j) NDFC's products and all components thereof are of a commercial quality and are sufficient to satisfy open orders pending with NDFC.
k) NDFC's reserve for warranty repair as shown on financial statements is adequate to cover future warranty repairs.
l) NDFC's accounts receivable arose from valid sales in the ordinary course of business and, subject to a reasonable bad debt allowance, are collectible without extraordinary efforts.
m) At the Closing, NDFC shall deliver to Buyer and warrant as true and correct a schedule of all bank accounts of NDFC.
n) NDFC shall deliver to Buyer at the Closing and warrant as true and correct a schedule of all NDFC's employees, their present compensation levels, their scheduled salary review date, their accrued and unpaid sick leave and vacation and all other items of compensation due or to come due to NDFC's employees.
o) None of the documents delivered to buyer (taken together) by Sellers contain any untrue statement of a material fact or omit a statement of any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which the statements were made.

     8. Buyer's Representations and Warranties. The documentation relating to the purchase of the Shares by Buyer shall contain customary representations and warranties of Buyer including, but not limited to, Buyer's warranties of the following:

     a) Buyers has the power, necessary authorizations, and capacity to enter the transaction.

     b) There is no pending litigation against Buyer except as will be fully disclosed prior to close of escrow.
c) Consummation of the sale by Buyer will not violate any contract or agreement to which Buyer is a party.
d) eConnect has prepared and filed all federal, state and local income, withholding, sales, real property, personal property and other tax returns and has paid all required taxes.
e) eConnect is in compliance with applicable laws the violation of which would have a material adverse affect on eConnect's operations or financial condition. Without limitation on the foregoing, eConnect has complied with all laws regulating the discharge and disposal of hazardous waste.
f) eConnect's real property included in its assets, if any, and all leased premises are adequate for the present operations of eConnect and, as presently used by eConnect, comply with all zoning and land use laws and do not contain any hazardous wastes below the ground surface.
g) eConnect is in compliance with all governmental license and permits necessary for the operation of its business, the absence of which or the noncompliance with which would have a material adverse affect on the operations or financial condition of eConnect.
h) eConnect maintains appropriate insurance policies relating to its assets and the conduct of its business.
i) eConnect's financial statements as delivered to Sellers are true and correct and there has been no adverse change in the business of eConnect since the date of such financial statements to the Closing.
j) At close of escrow eConnect will be in compliance with all Securities and Exchange Commission filing requirements.
k) eConnect's accounts receivable arose from valid sales in the ordinary course of business and, subject to a reasonable bad debt allowance, are collectible without extraordinary efforts.
l) None of the documents delivered to Sellers (taken together) by Buyer contain any untrue statement of a material fact or omit a statement of any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which the statements were made.

     9. Closing Date. The Closing Date shall occur forty five business (45) days form the execution by Buyer of this Letter of Intent. In the event the Closing Date has not occurred by September 1, 2000, Sellers shall have the right to terminate the purchase agreement.
10. Conduct of Business Until Closing. Prior to close of escrow, NDFC shall not authorize or issue any more classes or shares of stock, or any other equity or debt instrument, nor declare any stock splits or special dividend. Further, NDFC agrees not to grant any new stock options, increase any company benefit, or increase the salaries or hourly wages of any employee or contractor of NDFC. Until the Closing, NDFC will continue to conduct the business and maintain business relationships in the ordinary and usual course of business. During that period, dispose of the Assets except in the regular and ordinary course of business. During that period, NDFC also shall not incur additional long term leases or other contracts, or pay any special bonuses or compensation to employees. Until the Closing, all risk of loss, damage or destruction of the Assets shall be borne by NDFC and Sellers.
11. Access to Information . During the Due Diligence Period, NDFC shall allow Buyer and Buyer's agents free access to NDFC's files, books and offices, including any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and NDFC's financial condition. Buyer will keep all such information in confidence, and in the event the sale of the Shares is not consummated shall return all copies of that information to NDFC immediately on demand. During the Due Diligence Period, eConnect shall allow Sellers and Sellers' agents free access to eConnect's files, books and offices, including any and all eConnect's financial condition. Sellers will keep all such information in confidence, and in the event the sale of shares is not consummated, shall return all copies of that information to Buyer immediately on demand.
12. Purchase Agreement. The obligations of Sellers to sell and of Buyer to buy the Shares are contingent upon the execution of a purchase agreement consistent with this Letter of Intent and otherwise in a form mutually acceptable to both parties. The purchase agreement shall be executed by both parties as expeditiously as possible after Buyer returns to Sellers a fully executed copy of this Letter of Intent, but in no event later than August 1, 2000.
13. Breach of Warranties. Sellers shall indemnify Buyer against any loss, cost or liability incurred by Buyer as a result of the breach of any representation or warranty by Sellers contained in the purchase documentation. Buyer shall indemnify Sellers against any loss, cost or liability incurred by Sellers as a result of the breach of any representation or warranty by Buyer contained in the purchase documentaion.
14. Indemnities. Sellers shall indemnify and hold Buyer and the property of Buyer, including the Shares purchased by Buyer, free and harmless from any and all claims and losses arising from Sellers' operation of its business before the sale of the Shares which claims and losses are not disclose to Buyer.

     Buyer shall indemnify and hold Sellers and the property of Sellers, including the purchase price, free and harmless from claims and losses arising from the operation of eConnect before or after the sale of the Shares, or of NDFC after the sale of the Shares.

     15. Expenses. Buyer and Sellers shall each bear all of their expenses, including attorneys' fees, in connection with the negotiation of the documentation of the sale of Shares by Sellers to Buyer, except that all costs of preparing this Letter of Intent and the final acquisition documents, shall be paid by Buyer, event to the extent Sellers' attorneys prepare such documents Any party engaging a broker or finder shall be solely responsible for that broker's or finder's fee.
16. Negotiation Stand-Still. For a period of 45 calender days commencing with the date of execution of this letter of intent, Sellers agree that Sellers will not enter a binding agreement with any other party relating to the sale of the Shares. For a period of 30 calender days commencing with the date of execution of this letter of intent, Sellers agree that Sellers will not enter negotiations or discussions with any other party concerning the sales of the Shares.
17. Non-refundable Deposit. Immediately upon execution by Buyer of this letter of intent, Buyer shall provide to Sellers, a $250,000.00 check for deposit into an escrow account. This deposit shall be non-refundable, and shall be the property of Sellers, should the sales of the Shares as provided herein not be consummated for any reason except for the breach by Sellers of any obligation contained herein or Sellers' voluntary election not to consummate the sale. Should the transaction be closed as provided herein, said $250,000.00 deposit will be applied to the purchase price. Interest on the funds in escrow are payable to the Buyer.
18. Operating Capital Contribution. In addition to the purchase price to be paid by Buyer, Buyer will agree to provide operating capital to NDFC in the amount of $1,000,000.00. Additionally, it will transfer 1,000,000 shares of Section 144 stock of eConnect to NDFC. When negotiable, the stock may be sold and utilized for operating capital by NDFC, at NDFC's discretion. Said capital contributions of cash and stock will occur at close of escrow.
19. Operation NDFC After Close of Escrow. Parties agree that it is the intent of Buyer to enter into an employment contract with
R. Scott Hatfield, Executive Vice President. This contract shall be for a period of not less than two years and shall call for Hatfield to be president and chief executive officer of NDFC after close of escrow, with reasonable salary and benefits not less than those received by the current President of NDFC. Said agreement shall also call for NDFC to operate under the authority of Hatfield, without interference from eConnect.
20. Post Purchase. Buyer agrees that it is the intent, and in the best interest of its shareholders, to "spin off" NDFC as a separate publically traded corporation within one year after close of escrow. Buyer agrees that shares in the publically traded NDFC entity shall be issued as follows:

     25% retained eConnect;

     25% to R. Scott Hatfield;

     20% to Sellers individually, on the basis of one share for every five shares they each currently hold in NDFC;

     10% to the treasury of NDFC;

     20% to a NDFC employee stock incentive plan to be formed by NDFC.

     21. Failure to Accomplish Spin-Off. Should Buyer, for any reason, fail to obtain permission for NDFC to be a publically traded company and "spin-off" the entity as described in the previous paragraph, then, at the option of Sellers, Seller may require eConnect to immediately transfer shares of NDFC as follows:

     25% retained eConnect;

     25% to R. Scott Hatfield;

     20% to Sellers individually, on the basis of one share for every five shares they each currently hold in NDFC;

     10% to the NDFC treasury;

     20% to a NDFC employee stock incentive plan to be formed by NDFC.

     22. Letter of Intent Non-binding Except as Otherwise Specified. This letter of intent is intended as an outline of material business terms to serve as a basis for the preparation of a purchase agreement for review and approval by Buyer and Sellers. Except as expressly stated in this Paragraph 22, this Letter of Intent shall not constitute a formal binding agreement and neither party is obligated to execute the purchase agreement. It is intended that all legal rights or obligations between the parties who are executing this Letter of Intent shall come into existence only when a definitive agreement is executed and delivered by those parties. Notwithstanding the preceding provisions of this Paragraph 22, however, Paragraph 15, dealing with attorney's fees and costs, Paragraph 16, restricting
Seller's right to enter into any agreements or conduct negotiations with other parties, and Paragraph 17, providing for a non-refundable deposit, shall be legally binding and enforceable by the Parties.

     If the terms of this letter of intent are acceptable to Sellers, please execute the enclosed counterpart of this Letter of Intent, without addition or deletion, and deliver same to Sellers on or before June 2, 2000. Failure to deliver the fully executed Letter of Intent by that date will render the provisions of this Letter of Intent inoperative and of no further force and effect, except as noted.

                              Very truly yours,

                              /s/ R. Scott Hatfield 5-31-00
                              R. Scott Hatfield
                              NATIONAL DATA FUNDING CORPORATION

TAM:crg

EConnect
/s/ Thomas S. Hughes
by: Thomas S. Hughes
Chairman and CEO